UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 11, 2014

GLOBAL SYSTEM DESIGNS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-187782	46-1669753
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

24123 Peachland Blv, C-4 #106, Port Charlotte, FL 33954
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code:  941.613.9858

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Share Exchange Agreement
On August 11, 2014, we entered into a share exchange agreement with bBooth, Inc. ("bBooth"), pursuant to which we have agreed to acquire all of the issued and outstanding shares of bBooth from its shareholders. In exchange for the bBooth shares, we expect to issue, on a one for one basis, an aggregate of 50,000,000 shares of our common stock, comprised of 36,000,000 shares to be issued in exchange for shares held by bBooth shareholders as at August 11, 2014, plus such additional number of shares of our common stock as is equal to the number of shares issued by bBooth pursuant to: (i) a private placement (as further described below), and (ii) the conversion of currently outstanding convertible securities of bBooth into bBooth shares, each of which will occur prior to the closing of the share exchange agreement.
bBooth is a Nevada company focused on the operation of kiosk-sized, family-friendly, professional-quality TV recording studios located in shopping malls and other high traffic areas in various regions of the United States where members of the public can audition for Hollywood television shows and movies.
The share exchange agreement contemplates that on or prior to the closing of the acquisition:
•	bBooth will have completed a private placement financing pursuant to which it will issue at least 9,000,000 shares of its common stock at a price of $0.50 per share for gross proceeds of not less than $4,500,000;
•	the composition of our board of directors will change such that the board is comprised of one nominee of our company and as many nominees of bBooth as may be agreed upon by our company and bBooth;
•	all of our current officers will resign and be replaced by nominees of bBooth;
•	we will effect a two for one forward split of the shares of our common stock;
•	we will cause the surrender for cancellation to our treasury of such number of shares of our common stock as will result in there being no more than 60,000,000 shares of our common stock outstanding as of the closing, including any shares to be issued to former securityholders of bBooth; and
•	we will change our name from "Global System Designs, Inc." to "bBooth, Inc." or such other name as may be determined by our board of directors.
Conditions Precedent to the Closing of the Share Exchange Agreement
The closing of the share exchange agreement is subject to the satisfaction of certain conditions precedent as set out therein, including, but not limited to, the following:

1.
the representations and warranties of the parties as set forth in the share exchange agreement will be true, correct and complete in all material respects as of the closing date and with the same effect as if made at and as of the closing date;

2.	the parties will have performed and complied with all of their respective material obligations, covenants and agreements required under the share exchange agreement;

3.	all documents necessary or reasonably required to consummate the transactions contemplated by the share exchange agreement will have been executed and delivered;

4.
we will be satisfied that our due diligence analysis and other customary examinations that we have performed regarding the financial position and the business of bBooth are consistent, in all material respects, with the representations and warranties of bBooth and its shareholders set out in the share exchange agreement;

5.	no material adverse effect will have occurred with respect to the business of bBooth or any of its outstanding shares since the date of execution of the share exchange agreement;

6.	our company and bBooth will have received all third-party consents and approvals necessary in order to proceed with the share exchange;

7.	on closing, bBooth's total liabilities will not exceed $1,500,000 and our liabilities will not exceed $5,000 (excluding any liabilities incurred in connection with the acquisition of bBooth);

8.	on closing, there will be no more than 60,000,000 shares of our common stock outstanding, including any shares issued to the former securityholders of bBooth;

9.	we will have caused the cancellation of any of our pre-existing convertible securities and deferred compensation agreements to which bBooth or its shareholders are not parties;

10.	no suit, action or proceeding will be pending or threatened which would prevent the consummation of any of the transactions contemplated by the share exchange agreement; and

11.	all closing documents as contemplated by the share exchange agreement shall have been received by our company.
Due to conditions precedent to closing, including those set out above, and the risk that the conditions precedent will not be satisfied, there is no assurance that our company will close the share exchange agreement and complete the acquisition of all of the issued and outstanding shares of bBooth.
The shares of our common stock to be issued to the shareholders of bBooth upon the closing of the share exchange agreement will not be registered under the Securities Act of 1933, as amended, or under the securities laws of any state in the United States, and will be issued in reliance upon an exemption from registration under the Securities Act of 1933, as amended. A copy of the share exchange agreement is attached hereto as Exhibit 10.1.
The foregoing summary of the terms and conditions of the Share Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Share Exchange Agreement, attached as Exhibits 10.1 hereto, and which is hereby incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
10.1	Share Exchange Agreement dated August 11, 2014 between our company and bBooth, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL SYSTEM DESIGNS, INC.

By:/s/ James P. Geiskopf
James P. Geiskopf
Director
Dated: August 15, 2014